Exhibit 99.1

Contacts:	Brian W. Bethers	Robert G. Hunter
	President	CFO
	1-800 CONTACTS, INC.	1-800 CONTACTS, INC.
	(801) 316-5000	(801) 316-5000
	investors@contacts.com	investors@contacts.com

For Immediate Release

1-800 CONTACTS Announces Third Quarter Results

DRAPER, Utah, November 7, 2006 /PRNewswire-FirstCall/ — 1-800 CONTACTS, INC. (Nasdaq: CTAC), today reported results for its fiscal 2006 third quarter ended September 30, 2006.

Third Quarter Results

Consolidated net sales for the third quarter ended September 30, 2006 were $64.3 million, compared to $60.9 million for the comparable quarter of the prior year.  For the third quarter of fiscal 2006, the Company reported a consolidated net loss of $(1.5) million, or $(0.11) per diluted common share, compared to a consolidated net loss of $(0.6) million, or $(0.04) per diluted common share, for the third quarter of fiscal 2005.

U.S. Retail

Net sales and operating income for the Company’s U.S. retail business for the third quarter of fiscal 2006 were $59.2 million and $5.1 million, respectively, compared to net sales of $55.8 million and operating income of $3.4 million for the third quarter of fiscal 2005.

Gross margin for the Company’s U.S. retail business decreased to 38.8% for the third quarter of fiscal 2006 from 39.3% for the third quarter of fiscal 2005.

Advertising expense for the third quarter of fiscal 2006 was $2.6 million less than the third quarter of fiscal 2005.

During the third quarter of fiscal 2006, other selling, general and administrative expenses as a percentage of net sales for the U.S. retail business increased to 21.6% from 19.7% in the third quarter of fiscal 2005.

ClearLab

Net sales and operating loss for ClearLab, the Company’s international contact lens manufacturing business, for the third quarter of fiscal 2006 were $5.1 million and $(4.6) million, respectively, compared to net sales of $6.0 million and an operating loss of $(1.4) million for the third quarter of fiscal 2005.  ClearLab’s net sales for the third quarters of fiscal 2006 and 2005 included $1.0 million in license fees from the

Company’s Japanese license agreement.  In addition, ClearLab’s net sales for the third quarter of fiscal 2005 included $0.9 million of intercompany sales to the Company’s U.S. retail business.

For the third quarter of fiscal 2006, ClearLab’s operating results included a $1.0 million increase in research and development expense and a $1.4 million increase in other selling, general and administrative expenses.

The change in consolidated other income (expense) for the third quarter of fiscal 2006 was principally due to unrealized foreign exchange transaction gains related primarily to intercompany loans to ClearLab.

Strategic Review of ClearLab

The Company, with the assistance of its investment banking advisor, Sonenshine Partners, has completed the first round of its strategic review of ClearLab.  Jonathan Coon, Chief Executive Officer, remarked, “In the last 90 days, we have met with numerous third parties who have expressed interest in AquaSoft Singles and other technology developed by ClearLab.  Based on these discussions, we are now committed to a separation of ClearLab from the U.S. retail business and expect to announce terms by the end of March 2007.”

2006 and 2007 Outlook

For the fourth quarter of fiscal 2006, the Company expects U.S. retail net sales of approximately $51 million and operating income of approximately $4 million. These expected results are comparable to the results for the fourth quarter of the prior year and are consistent with the Company’s historical seasonality in the fourth quarter.

For fiscal year 2006, the Company expects U.S. retail net sales of approximately $227 million and operating income of approximately $22 million.  Brian Bethers, President, added, “For the first three quarters of 2006, the retail business has performed above expectations despite a significant reduction in advertising spending.  This has largely been due to improved efficiency and effectiveness of our marketing — in particular our online marketing.  We intend to increase our advertising spending in 2007 to approximately $18 million.  We believe that this level of advertising spending will deliver a meaningful increase in revenue and an operating income of $23 million to $26 million in 2007 for our U.S. retail business.”

The Company expects ClearLab’s net sales and operating loss for the fourth quarter of fiscal 2006 to be similar to those reported for the third quarter of fiscal 2006 excluding any potential costs or accounting charges resulting from a possible consolidation of ClearLab’s operations.  Mr. Bethers added, “Over the last several months, we have undergone an extensive review of ClearLab’s manufacturing operations.  Subject to any consultation that may be necessary under United Kingdom law, we are evaluating a consolidation of ClearLab’s manufacturing, research and development operations which are currently carried out in the Singapore and United Kingdom manufacturing facilities.”

New Director Appointment

Grange Johnson recently joined 1-800 CONTACTS’ Board of Directors.  Mr. Coon, also Chairman of the Board, commented, “Grange Johnson has been a long-term investor in 1-800 CONTACTS and is one of our largest shareholders.  We are excited about having him on our Board.”  Mr. Johnson added, “I am pleased to be joining the Board of this exciting and growing company at an inflection point in its history.”

Mr. Johnson founded LaGrange Capital Partners, an asset management firm with over $300 million in assets under management, in May 2000.  Bloomberg Markets Magazine ranked LaGrange as the highest returning event driven fund in the world for the three year period ended September 2005.  LaGrange also received the 2003 GAIM award for the best event driven fund with a three to four year track record.  Mr. Johnson holds a BA from Brown University and an MBA from Columbia Business School.

About 1-800 CONTACTS, INC.

1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and its Internet web site, www.1800contacts.com, the Company sells almost all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

ClearLab develops and manufactures a wide range of disposable contact lens products and distributes these lenses in markets outside of the United States.  More information about ClearLab can be found at its website, www.clearlab.com.

Forward-looking Statements

This news release contains a number of statements about the Company’s future business prospects which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in this release include all statements which are not purely historical and include, but are not necessarily limited to, statements relating to the Company’s commitment to a separation of ClearLab from the U.S. retail business; the Company’s intention to announce terms of that separation by the end of March 2007; anticipated net sales and operating income for the fourth quarter of fiscal 2006 and fiscal years 2006 and 2007; the Company’s intention to increase advertising spending in fiscal 2007; and any statements relating to the potential consolidation of ClearLab operations.  All such forward-looking statements are based upon information available to 1-800 CONTACTS as of the date hereof, and the Company disclaims any intention or obligation to update any such forward-looking statements.  Actual results could differ materially from current expectations.  Factors that could cause or contribute to such differences include, among others: general economic conditions, the health and size of the contact lens industry, consumer acceptance of ClearLab’s products, product health benefits, the outcome of the strategic review of ClearLab, inventory acquisition and management, manufacturing operations, governmental regulations, exchange rate fluctuations, advertising spending and effectiveness, unanticipated costs and expected benefits associated with the Japanese license agreement and the Company’s supply agreements and related arrangements, research and development initiatives, prescription verification requirements of The Fairness to Contact Lens Consumers Act, other regulatory considerations, and the other risks and uncertainties identified in the reports filed from time to time by 1-800 CONTACTS with the U.S. Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K.  Information on the Company’s websites, other than the information specifically referenced in this press release, shall not be deemed to be part of this press release.

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended		Three Quarters Ended
	October 1,	September 30,	October 1,	September 30,
	2005	2006	2005	2006
NET SALES	$60,858	$64,329	$182,506	$190,975
COST OF GOODS SOLD	37,706	40,427	113,178	119,963
Gross profit	23,152	23,902	69,328	71,012
SELLING, GENERAL & ADMINISTRATIVE EXPENSES:
Advertising	6,606	3,977	20,264	11,663
Legal and professional	1,210	1,307	3,400	3,555
Research and development	426	1,388	2,292	4,353
Other selling, general & administrative	13,538	16,657	37,359	46,258
Total selling, general & administrative expenses	21,780	23,329	63,315	65,829
INCOME FROM OPERATIONS	1,372	573	6,013	5,183
OTHER INCOME (EXPENSE), net	(755)	(55)	(2,562)	610
INCOME BEFORE PROVISION FOR INCOME TAXES	617	518	3,451	5,793
PROVISION FOR INCOME TAXES	(1,191)	(2,053)	(3,801)	(8,185)
NET LOSS	$(574)	$(1,535)	$(350)	$(2,392)

PER SHARE INFORMATION:
Basic and diluted net loss per common share	$(0.04)	$(0.11)	$(0.03)	$(0.18)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic and diluted	13,329	13,366	13,315	13,357

OTHER DATA:
Depreciation	$1,235	$1,776	$3,405	$4,682
Amortization	1,046	907	3,167	2,893
Total depreciation and amortization	$2,281	$2,683	$6,572	$7,575
Depreciation and amortization included in the following captions:
Cost of goods sold	$797	$965	$2,200	$2,557
Research and development	32	124	85	235
Other selling, general & administrative	1,452	1,594	4,287	4,783
Total depreciation and amortization	$2,281	$2,683	$6,572	$7,575

SEGMENT INFORMATION:

	Quarter Ended
	October 1, 2005				September 30, 2006
	U.S.	International	Eliminations	Total	U.S.	International	Eliminations	Total
Net sales	$55,791	$5,984	$(917)	$60,858	$59,189	$5,140	$—	$64,329
Gross profit (loss)	21,928	1,841	(617)	23,152	22,968	934	—	23,902
Research and development	—	426	—	426	—	1,388	—	1,388
Other selling, general & administrative	10,998	2,540	—	13,538	12,762	3,895	—	16,657
Income (loss) from operations	3,367	(1,378)	(617)	1,372	5,125	(4,552)	—	573

Depreciation and amortization	$1,236	$1,045	$—	$2,281	$1,358	$1,325	$—	$2,683

	Three Quarters Ended
	October 1, 2005				September 30, 2006
	U.S.	International	Eliminations	Total	U.S.	International	Eliminations	Total
Net sales	$168,924	$14,873	$(1,291)	$182,506	$176,096	$14,879	$—	$190,975
Gross profit (loss)	66,972	3,147	(791)	69,328	69,366	1,393	253	71,012
Research and development	—	2,292	—	2,292	10	4,343	—	4,353
Other selling, general & administrative	31,870	5,489	—	37,359	37,044	9,214	—	46,258
Income (loss) from operations	12,159	(5,355)	(791)	6,013	17,886	(12,956)	253	5,183

Depreciation and amortization	$3,630	$2,942	$—	$6,572	$4,094	$3,481	$—	$7,575

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	December 31,	September 30,
	2005	2006
ASSETS
CURRENT ASSETS:
Cash	$1,481	$1,538
Accounts receivable, net	3,451	3,483
Inventories, net	21,458	21,988
Deferred income taxes	1,624	1,955
Other current assets	5,530	5,151
Total current assets	33,544	34,115
PROPERTY, PLANT AND EQUIPMENT, net	29,705	31,791
DEFERRED INCOME TAXES	1,087	1,007
GOODWILL	35,405	36,742
DEFINITE-LIVED INTANGIBLE ASSETS, net	13,847	11,958
OTHER ASSETS	1,357	1,253
Total assets	$114,945	$116,866

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Line of credit	$—	$27,216
Current portion of long-term debt	1,633	2,404
Current portion of capital lease obligations	58	25
Accounts payable and accrued liabilities	24,126	24,103
Total current liabilities	25,817	53,748
LONG-TERM LIABILITIES:
Line of credit	23,746	—
Long-term debt, net of current portion	6,440	4,816
Capital lease obligations, net of current portion	83	46
Other long-term liabilities	1,642	848
Total long-term liabilities	31,911	5,710
STOCKHOLDERS’ EQUITY	57,217	57,408
Total liabilities and stockholders’ equity	$114,945	$116,866